EXHIBIT 10.1

Description of Reimbursement Arrangement
On July 2, 2024, the Compensation and Human Capital Committee of the Board of Directors of Cognizant Technology Solutions Corporation (the “Company”) approved the Company’s payment of $505,087 to Mr. Jatin Dalal, the Company’s Chief Financial Officer, in connection with Mr. Dalal’s settlement of the lawsuit and related arbitration brought by his former employer, Wipro Limited (“Wipro”), which sought to obtain damages and injunctive relief arising out of Mr. Dalal’s purported breach of non-compete and confidentiality obligations under certain of Mr. Dalal’s compensation agreements with Wipro by joining the Company. The settlement was reached without admission of liability by either party. The Company’s payment covers Mr. Dalal’s settlement payment to Wipro as well as reimbursement of his legal fees.